Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Capitalized terms used in these Unaudited Pro Forma Condensed Combined Financial Statements but not otherwise defined herein shall have the meanings ascribed to those terms in the Prospectus on Form 424(b)(3) filed by SNDA with the SEC on January 5, 2026 and Form 10-Q filed by SNDA with the SEC on May 11, 2026.

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Debt and Equity Financing for the Transactions

SNDA obtained the Equity Financing on March 11, 2026, whereby certain holders of SNDA Stock provided an aggregate of $110 million in exchange for approximately 4 million shares of SNDA Common Stock in a private placement pursuant to Section 4(a)(2) of the Securities Act.

Also on March 11, 2026, SNDA obtained the debt financing, which included the (i) Term Loan Facility, (ii) Revolving Credit Facility, and (iii) Bridge Facility. The Term Loan Facility of $525 million are subject to a leverage-based pricing matrix between SOFR plus a 1.30% margin and SOFR plus a 1.95% margin and are comprised of two equal tranches consisting of a three-year tranche that matures March 10, 2029 and a five-year tranche that matures March 10, 2031 (collectively, “Debt Financing”). The Revolving Credit Facility included an increase in SNDA’s available commitments under its pre-existing revolving credit facility to $405 million (under which $245 million was drawn on March 11, 2026), expanded the lenders, extended its maturity date to March 10, 2030, and reduced the leverage-based pricing matrix to be between SOFR plus a 1.35% margin to SOFR plus a 2.00% margin. SNDA also paid down $102 million of its previous revolving credit facility (“Old Revolver Paydown”). The net draw under the refinanced credit facility was $143 million. The Bridge Facility of $270.0 million matures on March 9, 2027 and is subject to a leverage-based pricing matrix between SOFR plus a 1.35% margin and SOFR plus a 2.00% margin. Prior to its maturity, SNDA intends to replace any then outstanding portion of the Bridge Facility with additional permanent financing on more favorable terms, however, such alternatives are not currently determinable. As a result, the unaudited pro forma condensed combined statements of operations assume that a borrowing of $270 million under the Bridge Facility, which has a maturity of less than one year, is outstanding for the entirety of the pro forma periods presented (“Bridge Facility Replacement”). In connection with the Debt Financing, SNDA entered into two SOFR-based interest rate caps (“IRC”) for an aggregate premium payment of $1 million and notional of $533 million, of which $270 million caps SOFR at 4.25% and terminates on March 10, 2027, and $263 million caps SOFR at 4.5% and terminates on March 12, 2029.

In addition on March 11, 2026 in order to induce the immediate full conversion of all of SNDA’s outstanding shares of the Series A Convertible Preferred Stock, par value $0.01 per share, SNDA entered into a Preferred Stock Conversion and Warrant Extension Agreement (“Conversion and Extension Agreement”) with Series A Convertible Preferred Stock investors (“Conversant”). Conversant also held 1 million warrants to purchase SNDA common stock for $40.00 per share, exercisable until November 3, 2026 (the “Warrants”). In connection with the Conversion and Extension Agreement, in exchange for an immediate and full conversion of all outstanding shares of Series A Convertible Preferred Stock, the (i) conversion price of the Series A Convertible Preferred Stock was lowered from $40.00 to $32.00, (ii) expiration date of the Warrants was extended by one year, and (iii) approximately $6 million in cash consisting of (a) approximately $1 million in accrued and unpaid dividends from January 1, 2026 to March 10, 2026 and (b) approximately $5 million of additional cash was provided to Conversant (“Induced Conversion”). As a result, all of the outstanding shares of Series A Preferred Stock were converted into approximately 2 million shares of common stock. The Induced Conversion was treated as a deemed dividend for accounting purposes, pursuant to which the incremental fair value of consideration received by Conversant over the value they would have received without the Induced Conversion (which includes the $1 million of accrued and unpaid dividends) was reflected as a reduction to income (loss) attributable to holders of SNDA common stock.

The Equity Financing, Debt Financing, IRC, and Induced Conversion are collectively referred to as the “Financing Transactions”. In connection with Financing Transactions, SNDA incurred customary equity and debt issuance costs such as legal, structuring, and commitment fees.

The Transactions (CHP Acquisition)

On November 4, 2025, SNDA, Holdco, SNDA Merger Sub, CHP, and CHP Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, on March 11, 2026 (the “Closing Date”), a business combination of SNDA and CHP was consummated through a series of steps, ending with a forward merger of CHP with and into SNDA Merger Sub, with SNDA Merger Sub surviving the merger. As a result of which SNDA indirectly acquired 100% of the outstanding shares of CHP. In connection with the Transactions, each share of CHP Common Stock was cancelled and converted into the right to receive (i) $2.32 in cash plus (ii) the number of shares of SNDA Common Stock equal to the Exchange Ratio (and without duplication, cash in lieu of fractional shares of SNDA common stock).

CHP historically was a REIT for U.S. federal income tax purposes. CHP lost its REIT qualification as a result of the Transactions (“Loss of REIT Status”). The Combined Company is subject to U.S. federal and state income taxes as a C corporation. Actual income tax expense will differ from the pro forma amounts due to changes in the mix of pre-tax earnings, enacted tax law and rates, valuation allowance assessments, and tax planning strategies. However, due to CHP’s history of net losses, SNDA assumed an effective tax rate of 0% given the effect of valuation allowances. Therefore, there are no pro forma adjustments with respect to income taxes in these unaudited condensed combined pro forma financial statements.

CHP’s corporate affairs were historically externally managed and advised by CHC, an affiliate of the Sponsor. The Sponsor is an affiliate of CNL Financial Group, Inc. CHC was historically responsible for managing CHP’s day-to-day operations, serving as an advisor in connection with policy decisions to be made by the board of directors, and for identifying, recommending and executing on possible strategic alternatives and dispositions on CHP’s behalf pursuant to the Advisory Agreements. Substantially all of CHP’s operating, administrative and certain property management services were historically provided by CHC or affiliates of CHC. At the Closing Date, the Advisory Agreements were terminated pursuant to the terms of the Merger Agreement. The Advisory Agreements Termination triggered pre-existing features of the Advisory Agreements pursuant to which CHC and KBCM collectively became entitled to a fee of 0.8% of the gross consideration (“Disposition Fee”).

On November 4, 2025, SNDA entered into the APA with CHC pursuant to which, among other things (i) CHP IP and Assets were transferred to SNDA and (ii) the CHP Assembled Workforce was offered employment at SNDA subject to the terms therein. The CHP IP and Assets generally consisted of books, records, and other data. In connection with the APA, including the CHP IP and Assets transfer, a payment of $5 million was made to CHC. In addition, members of the CHP Assembled Workforce received aggregate upfront Retention Bonuses of $1 million, which did not have any ongoing service requirements after the Closing Date, and additional aggregate payments of approximately $1 million in the form of potential Severance payments payable after the Closing Date. In addition, to the extent SNDA terminates the employment of any member of the CHP Assembled Workforce without cause within three months after the Closing Date, SNDA is required to pay Additional Severance. No adjustments are made in the unaudited condensed combined pro forma financial statements for Additional Severance. The Retention Bonuses and Severance contemplated under the APA were pursuant to pre-existing programs of CHP and were not initiated as part of the negotiations for the Transactions. The transactions contemplated under the APA closed contemporaneously with the Second Closing Date and are collectively referred to as the “Advisor Assets Purchase”.

On November 4, 2025, SNDA also entered into the TSA with CHC, pursuant to which CHC is performing certain corporate transition services on behalf of SNDA for approximately one year following the Closing. On a monthly basis, CHC invoices SNDA for reimbursement of costs incurred by CHC in connection with performing the TSA services.

In addition, pursuant to the CHP Debt Settlement, CHP’s credit facilities, which consisted of an unsecured revolving line of credit and a term loan, under which $566 million was outstanding, became immediately due and payable and were paid by SNDA at the Closing Date pursuant to the terms of the Merger Agreement and CHP credit facilities. There were no prepayment penalties in connection with the CHP Debt Settlement.

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On March 11, 2026, SNDA granted performance stock unit awards (“PSUs”) to certain employees in connection with the Transactions. The grant of the PSUs was contingent on the closing of the CHP Acquisition, and therefore, were granted at the Closing Date. The PSUs vest over four years and are treated as a share-based payment arrangement with market vesting conditions. The PSUs are allocated across three tranches, which can be earned during the Performance Period if the Stock Price meets or exceeds $40.11, $53.48 and $66.85 per share hurdles, which represent approximately 150%, 200%, and 250%, respectively, of the reference price of the Company’s common stock in the CHP Transaction ($26.74). One-third (1/3) of the PSUs vest upon achievement of the first hurdle, two-thirds (2/3) of the PSUs vest upon achievement of the second hurdle, and one hundred percent (100%) of the PSUs vest upon achievement of the third hurdle. The PSUs are expressly conditioned upon the requisite approval by SNDA’s stockholders of an increase to the share reserve under SNDA’s 2019 Omnibus Stock and Incentive Plan, as amended. The following unaudited pro forma condensed combined financial statements assume such approval is received.

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with SNDA treated as the accounting acquirer. The unaudited pro forma condensed combined financial statements are based on the historical condensed consolidated financial statements of SNDA and historical condensed consolidated financial statements of CHP as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):

•	The Transactions;

•	The Loss of REIT Status;

•	The Advisory Agreements Termination;

•	The Advisor Assets Purchase;

•	The PSUs;

•	The TSA;

•	The CHP Debt Settlement;

•	Transaction costs specifically related to the Transactions; and

•	The Financing Transactions.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025, give effect to the Pro Forma Transactions as if they had occurred on January 1, 2025. These adjustments reflect the impact as if the Preliminary Purchase Price Allocation as of March 11, 2026 (discussed further below) was recognized on January 1, 2025. As a result, the impact of the first twelve months of these adjustments is recognized within the year ended December 31, 2025, with the subsequent three months thereafter recognized during the three months ended March 31, 2026.

These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by SNDA’s management. The unaudited pro forma adjustments represent SNDA’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, SNDA’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what SNDA’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent SNDA’s financial position or results of operations for future periods.

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Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) real estate acquisitions that have closed after March 31, 2026 or the related financing of any such acquisitions, (2) real estate dispositions that have been completed after March 31, 2026, (3) certain resident rate increases that occurred after March 31, 2026, (4) potential synergies that may be achieved following the Transactions, including potential overall savings in general and administrative expense, or any strategies that SNDA’s management may consider in order to continue to efficiently manage SNDA’s operations, (5) any one-time integration and other costs (including any cash severance payments or Additional Severance to non-executives and estimated transaction expenses) related to the Transactions that may be incurred following March 31, 2026, including those that may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, (6) any debt or equity issuances, repayments, or redemptions, subsequent to March 31, 2026, and (7) potential incremental corporate compensation or third-party general and administrative or operating costs intended to replace the services provided under the Advisory Agreements.

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SONIDA SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(in thousands, except per share data)

	SNDA Historical Three months ended March 31, 2026	CHP Historical January 1, 2026 through March 10, 2026 As Reclassified (Note 3)	Pro Forma Debt Financing Adjustments (Note 4)	Item in Note 4		Pro Forma Transactions Adjustments (Note 5)	Item in Note 5		Pro Forma Combined
Revenues:
Resident revenue	$108,427	$74,342	$—			$—			$182,769
Rental income	1,695	5,483	—			162	[1	]	7,340
Management fee income	1,145	—	—			—			1,145
Managed community reimbursement revenue	11,365	—	—			—			11,365

Total revenues	122,632	79,825	—			162			202,619

Expenses:
Operating expense	82,676	51,659	—			—			134,335
General and administrative expense	10,463	7,803	—			(3,249)	[2	]	15,017
Transaction, transition and restructuring costs	26,094	885	—			1,411	[3	]	28,390
Depreciation and amortization expense	19,960	9,961	—			12,016	[4	]	41,937
Long-lived asset impairment	—	—	—			—			—
Managed community reimbursement expense	11,365	—	—			—			11,365
Third-party property management fees	1,048	3,701	—			—			4,749

Total expenses	151,606	74,009	—			10,178			235,793

Other income (expense):
Interest income	219	85	—			—			304
Interest expense	(12,833)	(7,590)	(12,065)	[1	]	7,590	[5	]	(24,898)
Loss from equity method investment	(208)	—	—			—			(208)
Other income (expense), net	554	—	—			—			554

Income (loss) before provision for income taxes	(41,242)	(1,689)	(12,065)			(2,426)			(57,422)
Provision for income taxes	(208)	(134)	—			—			(342)

Net income (loss)	(41,450)	(1,823)	(12,065)			(2,426)			(57,764)
Less: Net loss attributable to noncontrolling interests	222	—	—			—			222

Net income (loss) attributable to shareholders	(41,228)	(1,823)	(12,065)			(2,426)			(57,542)
Dividends on Series A convertible preferred stock	(1,093)	—	—			1,093	[6	]	—
Deemed dividends on Series A convertible preferred stock	(19,069)	—	—			19,069	[6	]	—

Net loss attributable to common shareholders	$(61,390)	$(1,823)	$(12,065)			$17,736			$(57,542)

									(Note 6)
Weighted average common shares outstanding — basic and diluted	25,694								47,635

Basic and diluted net loss per common share	$(2.39)								$(1.21)

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SONIDA SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except per share data)

	SNDA Historical	CHP Historical, As Reclassified (Note 3)	Pro Forma Debt Financing Adjustments (Note 4)	Item in Note 4		Pro Forma Transactions Adjustments (Note 5)	Item in Note 5		Pro Forma Combined
Revenues:
Resident revenue	$331,957	$364,180	$—			$—			$696,137
Rental income	—	28,467	—			517	[1	]	28,984
Management fee income	4,431	—	—			—			4,431
Managed community reimbursement revenue	44,753	—	—			—			44,753

Total revenues	381,141	392,647	—			517			774,305

Expenses:
Operating expense	253,221	262,516	—			—			515,737
General and administrative expense	39,851	26,514	—			(16,244)	[2	]	50,121
Transaction, transition and restructuring costs	16,231	—	—			7,620	[3	]	23,851
Depreciation and amortization expense	56,768	51,739	—			60,711	[4	]	169,218
Long-lived asset impairment	12,525	—	—			—			12,525
Managed community reimbursement expense	44,753	—	—			—			44,753
Third-party property management fees		18,047							18,047

Total expenses	423,349	358,816	—			52,087			834,252

Other income (expense):
Interest income	2,103	470	—			—			2,573
Interest expense	(38,635)	(43,645)	(60,764)	[1	]	43,645	[5	]	(99,399)
Loss from equity method investment	(1,370)	—	—			—			(1,370)
Other income (expense), net	7,948	1,234	—			—			9,182

Income (loss) before provision for income taxes	(72,162)	(8,110)	(60,764)			(7,925)			(148,961)
Provision for income taxes	(330)	(700)	—			—			(1,030)

Net income (loss)	(72,492)	(8,810)	(60,764)			(7,925)			(149,991)
Less: Net loss attributable to noncontrolling interests	1,713	—	—			—			1,713

Net income (loss) attributable to shareholders	(70,779)	(8,810)	(60,764)			(7,925)			(148,278)
Dividends on Series A convertible preferred stock	(5,637)	—	—			5,637	[6	]	—
Deemed dividends on Series A convertible preferred stock	—	—	—			(19,069)	[6	]	(19,069)

Net loss attributable to common shareholders	$(76,416)	$(8,810)	$(60,764)			$(21,357)			$(167,347)

									(Note 6)
Weighted average common shares outstanding — basic and diluted	18,087								46,706

Basic and diluted net loss per common share	$(4.22)								$(3.58)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

SNDA’s historical consolidated financial information for the three months ended March 31, 2026 has been derived from and should be read in conjunction with SNDA’s unaudited historical consolidated financial statements as of and for the three months ended March 31, 2026 filed with the SEC by SNDA on Form 10-Q on May 11, 2026. CHP’s historical consolidated financial information for the period January 1, 2026 to March 10, 2026 has been derived from CHP’s unaudited results of operations for the period January 1, 2026 to March 10, 2026. An unaudited pro forma condensed combined balance sheet is not presented as CHP has been consolidated into SNDA as of the Closing Date.

Each of SNDA’s and CHP’s historical consolidated financial information for the year ended December 31, 2025 has been derived from and should be read in conjunction with SNDA’s historical consolidated financial statements included in its respective Annual Report on Form 10-K as of and for the year ended December 31, 2025 filed with the SEC by SNDA on Form 10-K on March 12, 2026 and CHP’s historical consolidated financial statements as of and for the year ended December 31, 2025 filed with the SEC by CHP on Form 8-K on March 9, 2026 which are also included as Exhibit 99.1 within this Form 8-K.

Certain CHP historical amounts have been reclassified to conform to SNDA’s financial statement presentation, as discussed further in Note 3.

The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2025.

The historical consolidated financial statements of SNDA and CHP have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the accounting for the Pro Forma Transactions under U.S. GAAP. SNDA management has determined the Transactions are treated as a business combination in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with SNDA as the accounting acquirer. SNDA was considered to be the accounting acquirer of CHP primarily because (i) SNDA is the entity that transferred consideration to consummate the Transactions, (ii) the Combined Company’s board of directors is composed primarily of SNDA’s existing board of directors, and (iii) SNDA’s senior management constitutes the majority of management of the Combined Company.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the Transactions has been allocated to the assets acquired and liabilities assumed of CHP based on SNDA management’s preliminary estimate of their fair values as of March 11, 2026. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities and other changes in tangible and intangible assets and liabilities that occur could cause material differences in the information presented.

The Transactions, the Pro Forma Transactions, and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements.

In the opinion of SNDA’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the Combined Company’s financial position or results of operations of the Combined Company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the Combined Company’s financial position or results of operations that may be expected for any future period or date. Future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements.

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Note 2 – Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in SNDA’s unaudited consolidated financial statements as of and for the three months ended March 31, 2026 and SNDA’s audited consolidated financial statements as of and for the year ended December 31, 2025. During the preparation of this unaudited pro forma condensed combined financial information, management performed an analysis of CHP’s financial information to identify differences in accounting policies as compared to those of SNDA. SNDA’s management has determined that there were no significant accounting policy differences between SNDA and CHP and, therefore, no adjustments were made to conform CHP’s financial statements to the accounting policies used by SNDA in the preparation of the unaudited pro forma condensed combined financial statements.

Note 3 – Reclassification Adjustments

CHP’s historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination SNDA presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported net income available to the holders of CHP Common Stock.

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Statements of Operations

Refer to the table below for a summary of adjustments made to present CHP’s Statement of Operations for the period January 1, 2026 through March 10, 2026 to conform with that of SNDA’s (in thousands):

	CHP Historical January 1, 2026 through March 10, 2026
CHP Historical	SNDA Historical	CHP Historical (Note 2)	Reclassification Adjustments	Notes		CHP Historical As Reclassified
Revenues:
Rental income and related revenues	Rental income	$5,483	$—	(a)		$5,483
Resident fees and services	Resident revenue	74,342	—	(b)		74,342

Total revenues		79,825	—			79,825

Property operating expenses	Operating expense	51,659	—	(c)		51,659
General and administrative expenses	General and administrative expense	5,977	1,826	(d), (e)		7,803
	Transaction, transition and restructuring costs	—	885	(e	)	885
Asset management fees		2,711	(2,711)	(e)		—
Property management fees	Third-party property management fees	3,701	—	(f)		3,701
Depreciation and amortization	Depreciation and amortization	9,961	—	(g)		9,961

Total operating expenses		74,009	—			74,009

Operating income		5,816	—			5,816
Other income (expense):
Interest and other income	Interest income	85	—	(h)		85
Interest expense and loan cost amortization	Interest expense	(7,590)	—	(i)		(7,590)

Total other expense		(7,505)	—			(7,505)

Loss before income taxes		(1,689)	—			(1,689)
Income tax expense	Provision for income taxes	(134)	—	(j)		(134)

Net loss attributable to common stockholders		$(1,823)	$—			$(1,823)

(a)	To reclassify from CHP’s Rental income and related revenues to SNDA’s Rental income.
(b)	To reclassify from CHP’s Resident fees and services to SNDA’s Resident revenue.
(c)	To reclassify from CHP’s Property operating expenses to SNDA’s Operating expense.
(d)	To reclassify from CHP’s General and administrative expenses to SNDA’s General and administrative expense.
(e)	To reclassify from CHP’s Asset management fees to SNDA’s General and administrative expense and Transaction, transition, and restructuring costs.
(f)	To reclassify from CHP’s Property management fees to SNDA’s Third-party property management fees.
(g)	CHP and SNDA had identical financial statement captions for Depreciation and amortization.
(h)	To reclassify from CHP’s Interest and other income to SNDA’s Interest income.
(i)	To reclassify from CHP’s Interest expense and loan cost amortization to SNDA’s Interest expense.
(j)	To reclassify from CHP’s Income tax expense to SNDA’s Provision for income taxes.

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Refer to the table below for a summary of adjustments made to present CHP’s Statement of Operations for the year ended December 31, 2025 to conform with that of SNDA’s (in thousands):

CHP Historical	SNDA Historical	CHP Historical (Note 2)	Reclassification Adjustments	Notes	CHP Historical As Reclassified
Revenues:
Rental income and related revenues	Rental income	$28,467	$—	(a)	28,467
Resident fees and services	Resident revenue	364,180	—	(b)	364,180

Total revenues		392,647	—		392,647

Operating expenses:
Property operating expenses	Operating expense	262,516	—	(c)	262,516
General and administrative expenses	General and administrative expense	12,668	13,846	(d);(e)	26,514
Asset management fees		13,846	(13,846)	(e)	—
Property management fees	Third-party property management fees	18,047	—	(f)	18,047
Depreciation and amortization	Depreciation and amortization	51,739	—	(g)	51,739

Total operating expenses		358,816	—		358,816

Operating income		33,831	—		33,831
Other income (expense):
Interest and other income		1,704	(1,704)	(h)	—
	Interest income	—	470	(h)	470
Interest expense and loan cost amortization	Interest expense	(43,645)	—	(i)	(43,645)
	Other income (expense), net	—	1,234	(h)	1,234

Total other expense		(41,941)	—		(41,941)

Loss before income taxes		(8,110)	—		(8,110)
Income tax expense	Provision for income taxes	(700)	—	(j)	(700)

Net loss attributable to common stockholders		$(8,810)	$—		$(8,810)

(a)	To reclassify from CHP’s Rental income and related revenues to SNDA’s Rental income.
(b)	To reclassify from CHP’s Resident fees and services to SNDA’s Resident revenue.
(c)	To reclassify from CHP’s Property operating expenses to SNDA’s Operating expense.
(d)	To reclassify from CHP’s General and administrative expenses to SNDA’s General and administrative expense.
(e)	To reclassify from CHP’s Asset management fees to SNDA’s General and administrative expense.
(f)	To reclassify from CHP’s Property management fees to SNDA’s Third-party property management fees.
(g)	CHP and SNDA had identical financial statement captions for Depreciation and amortization.
(h)	To reclassify from CHP’s Interest and other income to SNDA’s (i) Interest income and (ii) the remainder to Other expense, net.
(i)	To reclassify from CHP’s Interest expense and loan cost amortization to SNDA’s Interest expense.
(j)	To reclassify from CHP’s Income tax expense to SNDA’s Provision for income taxes.

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Note 4 – Pro Forma Debt Financing Adjustments

Statements of Operations

The pro forma adjustments reflect the effect of the Financing Transactions on SNDA’s and CHP’s historical consolidated statements of operations as if the Financing Transactions occurred on January 1, 2025.

1)	The pro forma adjustment to interest expense for the Financing Transactions is reflected as follows (in thousands):

	For the three months ended March 31, 2026	For the year ended December 31, 2025
Effective interest expense of Bridge Facility, and Bridge Facility Replacement, net	$4,957	$20,049
Effective interest expense of Revolving Credit Facility (1)	3,726	15,069
Effective interest expense of Term Loan Facility, net	7,610	30,780
Less: Elimination of historical interest expense in connection with Old Revolver Paydown	(245)	(5,134)
Less: Interest expense on Debt Financing included in historical results post-Transaction	(3,983)	—

Total pro forma adjustment	$12,065	$60,764

(1)	Includes amortization of issuance costs capitalized to other assets of $0.2 million and $0.9 million for the three months ended March 31, 2026 and year ended December 31, 2025, respectively.

Note 5 – Preliminary Purchase Price Allocation and Pro Forma Transactions Adjustments

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to CHP’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based on an estimated preliminary purchase price of approximately $1.8 billion. The calculation of the estimated preliminary-purchase price related to the Transactions is as follows as of March 11, 2026 (in thousands, except per share data):

Amount
Quantity of outstanding CHP Common stock (a)	173,942
Fixed cash consideration per share	$2.32
Cash in lieu of fractional shares	$824

Aggregate Cash Consideration	$404,369

Exchange Ratio	0.1318
Aggregate Stock Consideration	22,903
SNDA closing stock price at the Closing Date	$33.70

Aggregate Stock Consideration (at fair value)	$771,819

CHP Debt Settlement payment (inclusive of accrued interest)	$565,923
Upfront payments pursuant to the Advisor Assets Purchase	6,076
Disposition Fee	14,338
Settlement of CHP transaction costs (b)	116

Total estimated preliminary purchase price	$1,762,641

(a)

Represents the quantity of outstanding CHP Common Stock for accounting purposes, as of the Closing Date, which is exclusive of shares restricted and subject to vesting conditions which were forfeited pursuant to the terms of the Merger Agreement as the pre-existing vesting conditions were not met.

(b)	Reflects estimated CHP transaction costs that SNDA settled on CHP’s behalf at the Closing Date, consisting of certain legal fees.

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Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on SNDA management’s preliminary estimate of their respective fair values as of the Closing Date (in thousands):

Amount
Total estimated preliminary purchase price	$1,762,641

Assets:
Cash and cash equivalents	$77,820
Accounts receivable	5,897
Prepaid expenses and other	6,137
Property and equipment	1,472,066
Intangible assets	183,813
Other assets	306

Total assets acquired	$1,746,039

Liabilities:
Accounts payable	$8,346
Accrued expenses	14,788
Deferred income	21,502
Federal and state income taxes payable	738
Other current liabilities	1,974

Total liabilities assumed	$47,348

Estimated preliminary fair value of net assets acquired	$1,698,691

Goodwill	$63,950

The preliminary fair values of identifiable assets acquired, and liabilities assumed are based on an estimated valuation. For the preliminary estimate of fair values of assets acquired and liabilities assumed of CHP, SNDA performed a preliminary valuation by utilizing market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.

In determining the estimated fair value of CHP’s assets and liabilities, SNDA utilized customary methods, including the income, sales comparison, and cost approaches. The overall properties were valued using an income approach as a primary methodology, and the sales comparison approach and cost approach as secondary methodologies. The sale comparison approach was utilized to value the underlying land due to the availability of transaction data in the respective locations. Buildings were valued using the income approach as a primary methodology and the cost approach as a secondary methodology. Site improvements and furniture, fixtures, and equipment were valued using the cost approach. The in place leases were valued using the income approach.

The purchase price allocation presented above is preliminary and it has not been finalized. The final determination of the allocation of the purchase price will be completed no later than twelve months following the Closing Date. These final fair values will be determined based on SNDA’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the operating structure of the facilities, (3) the operating levels

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of care, (4) the characteristics of the real estate (i.e., size, demographics, value and comparative rental rates), (5) the location of the real estate, and (6) occupancy rates. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Transactions. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Combined Company following the Transactions due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets, which could be material.

Statements of Operations Pro Forma Adjustments

The pro forma adjustments reflect the effect of the Pro Forma Transactions on SNDA’s and CHP’s historical consolidated statements of operations as if the Pro Forma Transactions occurred on January 1, 2025, exclusive of Financing Transactions which are located above at Note 4.

CHP did not acquire or dispose of any investments in their senior housing portfolio between January 1, 2025 and March 10, 2026. Consequently, there are no pro forma adjustments to the unaudited pro forma condensed combined statements of operations for changes in CHP’s portfolio during the periods presented.

As CHP was consolidated by SNDA for the period March 11, 2026 to March 31, 2026, pro forma adjustments for the three months ended March 31, 2026 reflect amounts attributable to the pro forma period from January 1, 2026 to March 10, 2026.

Revenues

1)	Rental income

The historical Rental income for SNDA and CHP include contractual and straight-line rents and amortization of deferred lease incentives associated with the resident and tenant leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents (including deferred lease incentives) for the real estate properties of CHP acquired as part of the Transactions, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis.

The following table summarizes the adjustments made to Rental income for the for the three months ended March 31, 2026 and year ended December 31, 2025 (in thousands):

	Elimination of historical amounts	Recognition of post-combination amounts	Total pro forma adjustment
For the three months ended March 31, 2026
Straight-line rent adjustment	$7	$190	$197
Amortization of deferred lease incentives	(35)	—	(35)

Total pro forma adjustment	$(28)	$190	$162

For the year ended December 31, 2025
Straight-line rent adjustment	$(473)	$1,201	$728
Amortization of deferred lease incentives	(211)	—	(211)

Total pro forma adjustment	$(684)	$1,201	$517

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Expenses

2)

The pro forma adjustments to General and administrative expense include the elimination of the following amounts historically incurred by CHP pursuant to the Advisory Agreements, which is reflected in connection with the Advisory Agreements Termination (in thousands):

	For the three months ended March 31, 2026	For the year ended December 31, 2025
Asset management fees	$2,711	$13,846

Reimbursed advisor operating expenses	538	2,398

Total pro forma adjustment	$3,249	$16,244

3)

The adjustment to Transaction, transition, and restructuring costs represents PSU expense of $1.4 million for the three months ended March 31, 2026, and PSU expense of $7.4 million plus estimated TSA costs of $0.2 million for the year ended December 31, 2025. The estimated TSA costs are based on SNDA management’s anticipated utilization of services under the TSA, which primarily include select data transfer, tax, vendor introductions, and other administrative transition activities.

4)

The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of CHP acquired as part of the Transactions, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for tangible assets and occupancy rates for intangible lease assets. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. The fair value of acquired real estate tangible and intangible assets estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the change in depreciation and amortization expense of the Combined Company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for CHP’s real estate properties acquired as part of the Transactions based on the preliminary purchase price allocation for the for the three months ended March 31, 2026 and year ended December 31, 2025 (in thousands):

	Weighted average remaining life (in years)	For the three months ended March 31, 2026	For the year ended December 31, 2025
Buildings	35.0	$7,175	$36,564
Site improvements	6.9	1,318	6,716
In-place leases	3.0	12,024	61,271
Equipment	5.0	287	1,913
Furniture and fixtures	5.1	1,115	5,685
Automobiles	5.0	58	301
Less: Elimination of historical depreciation and amortization		(9,961)	(51,739)

Total pro forma adjustment		$12,016	$60,711

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5)

CHP’s historical interest expense in the periods presented is related to their credit facility and term loan, each of which was settled at Closing pursuant to the CHP Debt Settlement. Accordingly, the pro forma adjustments to interest expense reflect the elimination of all of CHP’s historical interest expense for the periods presented.

6)

The Induced Conversion is assumed to occur on January 1, 2025 for the pro forma financial statements. Accordingly, these adjustments represent (i) the elimination of historical declared and undeclared dividends on Series A convertible preferred stock, and (ii) the recognition of the deemed dividend associated with the Induced Conversion as occurring during the year ended December 31, 2025 instead of during the three months ended March 31, 2026.

Note 6 – Pro Forma Net Income Available to Common Stockholders per Common Share

The following table summarizes the unaudited pro forma net income from continuing operations per common share for the three months ended March 31, 2026 and year ended December 31, 2025, as if the Pro Forma Transactions occurred on January 1, 2025 (in thousands, except per share data):

	For the three months ended March 31, 2026	For the year ended December 31, 2025
Numerator
Pro forma net loss attributable to common shareholders	$(57,542)	$(167,347)

Denominator
SNDA historical weighted average common shares outstanding – basic and diluted	25,694	18,087
SNDA Common Stock issued in connection with the Equity Financing	3,154	4,114
SNDA Common Stock issued in connection with the Transactions	17,559	22,903
SNDA Common Stock issued in connection with the Induced Conversion	1,228	1,602

Pro forma weighted average shares outstanding	47,635	46,706

Pro forma basic and diluted loss per share	$(1.21)	$(3.58)

Shares of SNDA Common Stock issued in the Pro Forma Transactions are weighted by 69/90 days as 21/90 days is included in SNDA’s historical consolidated financial information for the three months ended March 31, 2026.

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